SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
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                            PHELPS DODGE CORPORATION
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

NOTICE OF

ANNUAL MEETING

OF SHAREHOLDERS

AND PROXY STATEMENT


May 5, 1999

PHELPS
DODGE CORPORATION

                          2600 North Central Avenue, Phoenix, Arizona 85004-3014
--------------------------------------------------------------------------------

Douglas C. Yearley
Chairman of the Board
and Chief Executive Officer

                                                                   April 1, 1999


Dear Shareholder:

     You are cordially invited to attend our annual meeting of shareholders to be held at 11:30 a.m. (MST) on Wednesday, May 5, 1999, at the Arizona Biltmore Hotel, 24th Street and Missouri Avenue, Phoenix, Arizona. Enclosed with this proxy statement are your proxy card and the 1998 annual report.

     Your vote is important. Whether you plan to attend or not, please sign, date, and return the enclosed proxy card in the envelope provided, or you may access the automated telephone voting feature which is described on your proxy card. If you plan to attend the meeting you may vote in person.

     Registration and seating will begin at 10:30 a.m. Each shareholder will be asked to sign an admittance card and may be asked to present a valid picture identification. Shareholders holding stock in brokerage accounts ("street name" holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the March 17 record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

     Last year, 83% of our outstanding shares were represented in person or by proxy, and we hope to increase our shareholder participation this year.

                                    Sincerely,

                                    /s/ D C Yearly

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF PHELPS DODGE CORPORATION:

     The annual meeting of shareholders of Phelps Dodge Corporation will be held at the Arizona Biltmore Hotel, 24th Street and Missouri Avenue, Phoenix, Arizona, on Wednesday, May 5, 1999, at 11:30 a.m., to consider and take action on the following:

          1.   Elect four directors;

          2.   Ratify  the   appointment   of   PricewaterhouseCoopers   LLP  as
               independent  accountants  for the  Corporation for the year 1999;
               and

          3. Transact any other business that may properly be brought before the annual meeting.

     Only holders of record of the Corporation's common shares at the close of business on March 17, 1999, will be entitled to vote at the meeting or at any adjournments of our annual meeting. On March 17, 1999 we had 57,932,634 common shares outstanding.

     If you participate in the ChaseMellon Shareholder Services Investor Services Program for Phelps Dodge Shareholders, administered by The Chase Manhattan Bank, all common shares held for your account under that service will be voted in accordance with your proxy.

     Proxies are solicited by the Board of Directors. You may revoke your proxy before it is voted at the annual meeting by delivering a signed revocation letter or new proxy, dated later than your first proxy, to Robert C. Swan, Vice President and Secretary.

     Shareholders who do not expect to attend the meeting in person are asked to access the automated telephone voting feature described on the proxy card or date, sign and complete the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States. If you are attending in person and if you have mailed your proxy card, you may revoke your proxy and vote in person at the meeting.

     This proxy statement and accompanying materials are being first sent to shareholders on April 1, 1999.

                                    By order of the Board of Directors,
                                             Robert C. Swan
                                       Vice President and Secretary

Phoenix, Arizona
April 1, 1999

                           1. ELECTION OF DIRECTORS
BOARD STRUCTURE

The Corporation currently has twelve directors. Eleven directors are divided into three classes: four in Class I, four in Class II, and three in Class III. Mr. Dunham's election to the Board became effective on November 4, 1998 and he is a nominee for Class II. The terms of office of the Class II directors expire at the 1999 annual meeting of shareholders. Mr. Paul W. Douglas, a Class II director, will retire on May 5, 1999 in accordance with the Corporation's policy on retirement of directors.

ELECTION OF DIRECTORS

The four nominees for election as Class II directors are listed below. If elected, the nominees will serve for a term of three years and until their successors are elected and qualify. Unless you direct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board of Directors.

NOMINEES

A nominee must receive a plurality of the votes cast at the annual meeting to be elected. Abstentions and broker non-votes therefore have no effect on the election of directors.

                            AGE, PRINCIPAL OCCUPATION,
                                BUSINESS EXPERIENCE                     DIRECTOR
     NOMINEE               AND OTHER DIRECTORSHIPS HELD                   SINCE
     -------               ----------------------------                   -----
Archie W. Dunham      Mr. Dunham has been President and Chief              1998
(Class II)            Executive Officer of Conoco, Inc. (integrated
                      energy company) since January 1996. He was an Executive Vice President of E.I. duPont de
                      Nemours and Company (chemical materials and energy company), Conoco's parent, from 1995 to October 1998. He was a Senior Vice President
                      -- DuPont Polymers and DuPont Chemicals and
                      Pigments from 1987 to 1992, and an Executive
                      Vice President -- Exploration Production of
                      Conoco from 1992 to 1995. Mr. Dunham is a director of E.I. duPont de Nemours and Company, Conoco, Inc. and Louisiana Pacific
                      Corporation. Age 60.

William A. Franke     Mr. Franke has been Chairman and Chief Executive     1980
(Class II)            Officer of America West Holdings Corporation
                      since February 1997 and Chairman of the Board of its principal subsidiary, America West Airlines, Inc. (airline carrier) since 1992. He was the subsidiary's Chief Executive Officer from
                      December 1993 until February 1997, and its
                      President from May 1996 until February 1997. He has been President of Franke & Company, Inc.,
                      Phoenix, Arizona, an investment firm, since
                      1987. He is a director of America West Holdings
                      Corporation, America West Airlines, Inc.,
                      Central Newspapers, Inc., Beringer Wine Estates,
                      Mtel Latin America, Inc., AerFi Group Plc, and the Air Transport Association of America. Age 62.

                            AGE, PRINCIPAL OCCUPATION,
                               BUSINESS EXPERIENCE                      DIRECTOR
     NOMINEE               AND OTHER DIRECTORSHIPS HELD                   SINCE
     -------               ----------------------------                   -----
Southwood J.          Mr. Morcott has been Chairman of the Board of        1991
Morcott               Dana Corporation (manufacturer and distributor
(Class II)            of automotive and vehicular parts) since 1990.
                      From 1987 to 1995, he served as Chairman of Hayes-Dana Inc. He was Chief Executive Officer of Dana Corporation from 1989 until February
                      1999, and Chief Operating Officer from 1986 until January 1997. He was President of Dana
                      Corporation from 1986 to 1995. Mr. Morcott is a director of Dana Corporation, CSX Corporation and Johnson Controls, Inc. Age 61.

J. Steven Whisler     Mr. Whisler has been President and Chief             1995
(Class II)            Operating Officer of the Corporation since
                      December 1997, and President of Phelps Dodge
                      Mining Company, a division of the Corporation, from 1991 to October 1998. He was a Senior Vice
                      President of the Corporation from 1988 to December 1997 and Vice President of the
                      Corporation from 1987 until 1988. He was General
                      Counsel of the Corporation from 1987 until 1991.
                      He is a director of Burlington Northern Santa Fe
                      Corporation and Southern Peru Copper
                      Corporation. Age 44.

CONTINUING DIRECTORS

The seven directors whose terms will continue after the annual meeting and will expire at the 2000 annual meeting (Class III) or the 2001 annual meeting (Class
I) are listed below.

                            AGE, PRINCIPAL OCCUPATION,
                                BUSINESS EXPERIENCE                     DIRECTOR
   NOMINEE                 AND OTHER DIRECTORSHIPS HELD                  SINCE
   -------                 ----------------------------                  -----
Robert N. Burt     Mr. Burt has been Chairman of the Board and            1993
(Class III)        Chief Executive Officer of FMC Corporation
                   (chemicals and machinery for industry,
                   agriculture and government) since 1991. He was President from 1990 to 1993 and Executive Vice
                   President from 1988 to 1990. From 1989 to 1991 he was Chairman and Chief Executive Officer of FMC Gold Company. He is a director of FMC
                   Corporation and Warner-Lambert Company. Age 61.

                              AGE, PRINCIPAL OCCUPATION,
                                 BUSINESS EXPERIENCE                    DIRECTOR
     NOMINEE                 AND OTHER DIRECTORSHIPS HELD                 SINCE
     -------                 ----------------------------                 -----

Robert D. Krebs        Mr. Krebs has been Chairman, President and          1987
(Class III)            Chief Executive Officer of Burlington Northern
                       Santa Fe Corporation (transportation) since April
                       1997. From September 1995 to April 1997 he was President and Chief Executive Officer of
                       Burlington Northern Santa Fe Corporation. From
                       June 1988 to January 1998, he was Chairman,
                       President and CEO of Santa Fe Pacific
                       Corporation. He is a director of Burlington
                       Northern Santa Fe Corporation. Age 56.

Douglas C. Yearley     Mr. Yearley has been Chairman of the Board and      1986
(Class III)            Chief Executive Officer of the Corporation since
                       1989 and was President of the Corporation from 1991 until December 1997. He was President of Phelps
                       Dodge Industries, a division of the Corporation, from 1988 until 1990, Executive Vice President of the Corporation from 1987 until 1989 and Senior Vice President of the Corporation from
                       1982 through 1986. He is a director of J. P.
                       Morgan & Co., Incorporated and its principal banking subsidiary, Morgan Guaranty Trust
                       Company of New York, Lockheed Martin
                       Corporation, USX Corporation and Southern Peru
                       Copper Corporation. Age 63.

Paul Hazen             Mr. Hazen has been Chairman of Wells Fargo &        1988
(Class I)              Co. since November 1998. He was Chairman
                       and Chief Executive Officer of Wells Fargo &
                       Co., San Francisco (bank holding company) and of Wells Fargo Bank, N.A. (national banking association) from January 1995 until November
                       1998. He was President of Wells Fargo & Co.
                       and of Wells Fargo Bank, N.A. from 1984 to
                       1994. He is a director of Wells Fargo & Co.,
                       AirTouch Communications, Inc. and Safeway,
                       Inc. Age 57.

Manuel J. Iraola       Mr. Iraola has been President of Phelps Dodge       1997
(Class I)              Industries, a division of the Corporation, since
                       1995, and a Senior Vice President of the Corporation since 1995. From 1992 until 1995 he was President of Phelps Dodge International
                       Corporation, and he was Senior Vice President and Chief Financial Officer of Columbian
                       Chemicals Company, a subsidiary of the
                       Corporation, from 1986 until 1992. Age 51.

                           AGE, PRINCIPAL OCCUPATION,
                               BUSINESS EXPERIENCE                      DIRECTOR
    NOMINEE               AND OTHER DIRECTORSHIPS HELD                    SINCE
    -------               ----------------------------                    -----
Marie L. Knowles     Mrs. Knowles has been Executive Vice President        1994
(Class I)            and Chief Financial Officer of Atlantic
                     Richfield Company (diversified energy company) since 1996. From 1993 until 1996 she was Senior
                     Vice President of Atlantic Richfield Company, and President of ARCO Transportation Company, a former subsidiary of Atlantic Richfield Company.
                     From 1990 to 1993 she was Vice President and
                     Controller of Atlantic Richfield Company. Mrs.
                     Knowles is a director of Vastar Resources, Inc.
                     Age 52.

Gordon R. Parker     Mr. Parker was Chairman of Newmont Mining             1995
(Class I)            Corporation from 1986 until his retirement in
                     1994. He was Chief Executive Officer from 1985 until 1993. Mr. Parker is a director of Caterpillar, Inc., Gold Fields of South Africa,
                     Gold Fields Limited and The Williams Companies,
                     Inc. Age 63.

BOARD MEETINGS

The Board of Directors met nine times during 1998. Various committees of the Board also met during the year. Average attendance at all Board and committee meetings was 91%.

BOARD COMMITTEES

THE AUDIT COMMITTEE is comprised of Messrs. Douglas, Dunham (appointed February 3, 1999), Franke, Hazen (Chairman), (Mrs.) Knowles, and Krebs. The Committee, which met four times during 1998, generally performs the following functions:

     * Recommends the appointment of the Corporation's independent accountants and reviews the scope and timing of their audit plans and the appropriateness of their fees;

     *    Reviews the scope and results of internal audit activity;

     * Reviews internal audit policies and procedures and financial and accounting controls;

     * Reviews reports, recommendations, and opinions prepared or given by the independent accountants concerning the Corporation's financial statements, financial and accounting personnel, and internal controls, and implements such recommendations as appropriate; and

     *    Reviews the Corporation's code of business ethics and policies.

THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE, comprised of Messrs. Burt, Douglas, Dunham (appointed February 3, 1999), Hazen and Morcott (Chairman), met five times during 1998. The Committee performs the following functions:

     * Reviews and approves the compensation for the Corporation's senior officers;

     * Reviews management recommendations concerning the compensation of other officers and key personnel;

     *    Reviews the Corporation's program for management development; and

     * Reviews and approves incentive compensation awards, stock option grants and awards of restricted stock.

THE COMMITTEE ON DIRECTORS is comprised of Messrs. Franke, Krebs (Chairman), Morcott, and Parker. The Committee, which met twice during 1998, performs the following functions:

     * Makes recommendations concerning the composition of the Board and its committees, and reviews director compensation; and

     * Reviews the qualifications of potential director candidates and recommends to the Board nominees for election as directors.

The Committee on Directors will consider potential nominees recommended by shareholders. Recommendations should be sent to the Secretary of the Corporation and should include the address and a brief description of the qualifications of the individual recommended.


THE ENVIRONMENTAL, HEALTH AND SAFETY COMMITTEE, comprised of Messrs. Burt (Chairman), Douglas, (Mrs.) Knowles and Morcott, met three times in 1998. The Committee generally performs the following functions:

     *    Reviews the Corporation's environmental, health, and safety policies;

     *    Reviews management's implementation of these policies; and

     * Makes reports and recommendations to the Board concerning the results of its reviews.

THE FINANCE COMMITTEE is comprised of Messrs. Franke, (Chairman), Hazen, Parker and Yearley. The Committee, which met four times during 1998, is responsible for:

     * Reviewing the financial affairs of the Corporation and its subsidiaries;

     * Recommending to the Board financial policies and actions to accommodate the Corporation's goals and operating strategies while maintaining a sound financial condition; and

     * Reviewing the funding and management of assets for retirement income plans of the Corporation and its subsidiaries.

DIRECTORS STOCK OWNERSHIP POLICY

The Board of Directors has adopted a policy that each director, within three years of his or her election, shall own a total of not less than 2,000 common shares of the Corporation. Stock units granted to a director under the Corporation's Directors Stock Unit Plan or the Deferred Compensation Plan apply toward attainment of the requirement.

BOARD COMPENSATION

RETAINER AND FEES

Directors who are not salaried employees of the Corporation ("non-employee directors") receive the following annual compensation for their Board service:

         ANNUAL RETAINER:   $25,000

         ATTENDANCE FEES:   $1,000 for each Board meeting
                            $1,000 for each Board Committee meeting
                            Expenses related to attendance

         ANNUAL COMMITTEE
         CHAIR STIPEND:     $3,000

SHARES OF STOCK:

The foregoing retainer and fees, at the election of the director, may be received in common shares in lieu of cash.


          STOCK UNITS:       450 units

DIRECTORS STOCK UNIT PLAN

In order to encourage increased stock ownership, the Board of Directors adopted the Directors Stock Unit Plan. Pursuant to that Plan each non-employee director receives an annual grant of 450 stock units having a value equal to 450 of the Corporation's common shares. While stock units do not confer on a director the right to vote, each stock unit is credited on each dividend payment date with stock units equal to the applicable dividend payable on the Corporation's common shares. Upon termination of service as a director, the director is entitled to payment of his or her accumulated stock units in an equivalent number of the Corporation's common shares or in cash.

DIRECTORS DEFERRED COMPENSATION PLAN

Directors may defer payment of retainer and/or meeting fees to future years and may elect to have such deferred compensation

     *    receive interest at prevailing market rates

     *    invested in the Corporation's common shares, or

     *    invested in one of several mutual funds designated for that purpose.

EXPENSES AND BENEFITS

All directors are reimbursed for travel and other related expenses incurred in attending shareholder, Board and committee meetings. The Corporation also provides non-employee directors with life insurance benefits and allows them to participate in its Matching Gifts Program by matching gifts from directors to qualified organizations up to a total of $10,000 per year.

DIRECTORS AND OFFICERS LIABILITY INSURANCE

On June 1, 1997, the Corporation extended its directors' and officers' liability insurance policies and its pension trust liability policies (placed on three year terms) issued by National Union Fire Insurance Company of Pittsburgh, Pa., Executive Risk Indemnity Inc., Continental Casualty Company, Federal Insurance Company and XL Insurance Company, each for an additional annual term ending June 1, 2000, at additional premiums of $619,000, $132,000, $115,000, $49,000 and
$66,000, respectively. The policies insure (i) directors, officers, division presidents and vice presidents of the Corporation and its subsidiaries, and employees who are fiduciaries of employee benefit plans of the Corporation and its subsidiaries, against certain liabilities they may incur in the performance of their duties and (ii) the Corporation against any obligation to indemnify such persons against such liabilities, and (iii) the Corporation for allegations related to securities claims. On November 1, 1998, the Corporation extended those policies to expire on June 1, 2001 at additional premiums of $456,666, $132,000, $115,000, $49,000 and $66,000, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the Compensation and Management Development Committee during all of 1998: Messrs. Burt, Douglas, Hazen and Morcott (Chairman). None of these directors is or has been an officer or employee of the Corporation or any of its subsidiaries or has had any other relationship with the Corporation or any of its subsidiaries requiring disclosure under the applicable rules of the Securities and Exchange Commission.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the common share ownership as of February 1, 1999 for our directors and the five named executive officers. "Beneficial Ownership" includes shares a director or officer has the power to vote or transfer, and stock options that were exercisable on February 1, 1999 or within 60 days thereafter. On February 1, 1999, the directors and the five named executive officers of the Corporation owned, in the aggregate, 1,259,453 shares of the Corporation's common stock (approximately 2.2 percent of the shares outstanding). The Corporation's directors also have interests in stock-based units under Corporation plans. While these units may not be voted or transferred, they are listed in the table below because they represent a component of the total economic interest of our directors in the Corporation's stock.

                                               OPTIONS
                                 SHARES      EXERCISABLE
     NAME OF                  BENEFICIALLY     WITHIN      STOCK
BENEFICIAL OWNER                 OWNED        60 DAYS     UNITS(1)      TOTAL
----------------                 -----        -------     --------      -----
Robert N. Burt                   2,218          3,061      1,674         6,953
Archie W. Dunham                 1,000              0        450         1,450
William A. Franke                2,000          8,801      2,330        13,131
Paul Hazen                       3,000          8,801      5,071(2)     16,872
Manuel J. Iraola                44,801(3)     114,580          0       159,381
Marie L. Knowles                 1,000          1,913      1,445         4,358
Robert D. Krebs                  1,962          7,653      1,974        11,589
Southwood J. Morcott             1,866          5,357      4,640(2)     11,863
Gordon R. Parker                 1,000          1,913      1,572         4,485
Thomas M. St. Clair             20,606        122,051          0       142,657
Timothy R. Snider                8,107         32,047          0        40,154
J. Steven Whisler               83,994(3)     199,325          0       283,319
Douglas C. Yearley             113,078        450,163          0       563,241
Directors and named executive
 officers as a group           284,632        955,665     19,156     1,259,453

----------

(1)  Represents stock units awarded under the Directors Stock Unit Plan.

(2)  Includes stock units awarded under the Directors Deferred Compensation
     Plan.

(3) Includes the following shares of restricted stock awarded under the 1993 Stock Option and Restricted Stock Plan: Mr. Iraola, 25,000 shares, and Mr. Whisler, 25,000 shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, all reports required to be filed by our reporting persons during 1998 were filed on time.

To the knowledge of the Corporation, the following entities beneficially owned in excess of five percent of the Corporation's common shares as of December 31, 1998:

                                                       NUMBER OF     PERCENT OF
       NAME AND ADDRESS                                 SHARES       OUTSTANDING
       ----------------                                 ------       -----------

Capital Research and Management Company(a)             5,966,300       10.3 %
333 South Hope Street
Los Angeles, CA 90071

Wellington Management Company, LLP(b) and              4,004,000        6.91%
Vanguard Wellington Fund, Inc.
75 State Street
Boston, MA 02109

AMVESCAP PLC; AVZ, Inc.; AIM Management Group, Inc.;   5,225,278        8.91%
AMVESCAP Group Services, Inc.; INVESCO, Inc.;
INVESCO North American Holdings, Inc.; and
INVESCO Capital Management, Inc.(c)
11 Devonshire Square
London, EC2M 4YR England

----------
(a) A report on Schedule 13G, dated December 9, 1998, disclosed that this entity, as a registered investment advisor, had sole dispositive power over 5,966,300 shares which represented 10.3% of the outstanding common shares at December 31, 1998.

(b) Wellington Management Company LLP filed a report on Schedule 13G, dated December 31, 1998, which disclosed that, as a registered investment advisor and a parent holding company, it had shared voting power over 84,800 shares and shared dispositive power over 4,004,000 shares (including the 3,804,900 shares held by Vanguard Wellington Fund described below) which represented 6.91% of the outstanding common shares at December 31, 1998. On a separate
     Schedule 13G, dated February 10, 1999, the Vanguard Wellington Fund disclosed that it had sole voting power and shared dispositive power over 3,804,900 shares which represented 6.57% of the outstanding common shares at December 31, 1998. Wellington Management is the investment advisor for the Vanguard Wellington Fund and shares dispositive power over the shares held by the Fund. The address of the Vanguard Wellington Fund is 100 Vanguard Boulevard, Malvern, PA 19355.

(c) A report on Schedule 13G, dated February 10, 1999, disclosed that these entities, filing jointly as parent holding companies and as a registered investment advisor (INVESCO Capital Management, Inc.), had shared voting power over 5,225,278 shares and shared dispositive power over 5,225,278 shares which represented 8.91% of the outstanding common shares at December 31, 1998.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table summarizes the compensation we paid our Chairman and Chief Executive Officer and each of the four other most highly compensated executive officers in 1998, 1997 and 1996.

                          Summary Compensation Table

                                                                    Long-Term
                                     Annual Compensation           Compensation
                                 --------------------------   ---------------------
                                                      Other                              All
          Name                                       Annual   Restricted                Other
          and                     Base               Compen-     Stock     Options     Compen-
       Principal                 Salary     Bonus    sation     Awards     Granted     sation(4)
        Position          Year     ($)     ($)(1)    ($)(2)       ($)        (#)         ($)
      ----------          ----   -------   -------   -------  ----------  ---------    -------
 Douglas C. Yearley       1998   800,000   440,000   136,262      -0-      100,000      151,246
 Chairman of the Board,   1997   750,000   860,300   152,248      -0-      242,660(3)   125,765
 Chief Executive          1996   675,000   675,000    56,172      -0-      103,601(3)   109,465
 Officer and Director

 J. Steven Whisler        1998   480,000   240,000    13,240      -0-       80,000       50,110
 President and Chief      1997   400,000   309,900    18,349      -0-      121,960(3)    43,602
 Operating Officer;       1996   355,000   300,000    14,793      -0-       44,499(3)    38,489
 and Director

 Manuel J. Iraola         1998   390,000   340,000    64,057      -0-       52,414(3)    48,031
 Senior Vice President;   1997   360,000   247,800    22,064      -0-       36,933(3)    41,604
 President, PDI           1996   320,000   280,000    17,216      -0-       30,000       36,650
 and Director

 Thomas M. St. Clair      1998   310,000   118,000     7,475      -0-          -0-       68,163
 Senior Vice              1997   300,000   239,400     7,993      -0-       39,516(3)    53,968
 President and            1996   290,000   188,900    12,589      -0-       53,572(3)    50,915
 Chief Financial Officer

 Timothy R. Snider(5)     1998   285,000   100,000     7,138      -0-       55,000       28,888
 Senior Vice President;
 President, PDMC

(1) Amounts shown under "Bonus" were paid under the Annual Incentive Compensation Plan. Amounts shown under "Base Salary" and "Bonus" include any salary or bonus deferred by the executive under the Phelps Dodge Employee Savings Plan (the "Savings Plan") and the Phelps Dodge Corporation Supplemental Savings Plan (the "Supplemental Savings Plan").

(2) Amounts shown under "Other Annual Compensation" include tax payment reimbursements for all reported executives, and spousal travel expenses of $24,543 for one executive officer and $55,324 for another executive officer.

(3) The option grants denoted by "(3)" include reload options, as well as normal compensatory options. See Stock Options below.

(4) Amounts shown include the following contributions and accruals by the Corporation for 1998 to the Savings Plan and 1998 accruals under the Supplemental Savings Plan, and for premium payments for life insurance policies issued through the Executive Life Insurance Plan for the reported executives:

                                                           Executive
                             Employee     Supplemental       Life
                              Savings       Savings        Insurance
            Name               Plan           Plan           Plan
            ----               ----           ----           ----
     Douglas C. Yearley       20,500         59,000         71,746
     J. Steven Whisler        20,500         24,000          5,402
     Manuel J. Iraola         20,500         20,000          7,531
     Thomas M. St. Clair      20,500         14,000         33,628
     Timothy R. Snider        19,333          4,910          4,645

     Amounts listed for Messrs. Whisler and St. Clair also include $208 and $35, respectively, which is imputed income to each such officer on life insurance policies for which the Corporation has the sole right to receive any amounts payable with respect to the cash surrender value.

(5) Effective October 1, 1998, Mr. Snider was elected a Senior Vice President of the Corporation, and President of Phelps Dodge Mining Company.

STOCK OPTIONS

Each of the executives listed in the Summary Compensation Table was eligible to receive two types of option grants during 1998: normal option grants and reload option grants. The first type of grant is a compensatory award normally made on an annual basis which is intended to reward each named executive based on the Corporation's future performance. Normal option grants customarily include the right to receive reload options.

A reload option is granted to an employee who exercises an option with already-owned shares. It replaces the opportunity for future appreciation that the employee would otherwise lose by exercising the original option, while encouraging the employee to increase his share ownership. Reload options provide only limited incremental value to the employee as compared to the options they replace. Reload option grants customarily include the right to receive additional reload options.

The following table contains information with respect to the normal compensatory option grants and reload option grants made to each named executive during 1998 and the hypothetical value at the time of grant based on a variation of the Black-Scholes model (see footnote (3) on page 12). The Corporation is not aware of any option pricing model which can provide a true assessment of the value of the options. Over their lives, the options could have a greater or a lesser value than that shown in the table, and under some circumstances they could have zero value.

                             Option Grants in 1998

                                  Normal       % of Total
                                and Reload   Options Granted
                                  Options      to Employees    Exercise   Expiration     Grant Date
      Name                       Granted(1)     In 1998(2)      Price        Date      Present Value(3)
      ----                       ----------     ----------      -----        ----      ----------------
Douglas C. Yearley    Normal     100,000          9.30        $55.2500      12/2/08      $1,096,000

J. Steven Whisler     Normal      80,000          7.43         55.2500      12/2/08         876,800

Manuel J. Iraola      Reload       4,204                       66.5000      12/2/02          27,536
                      Reload       3,210                       66.5000      12/1/03          21,026
                      Normal      45,000          4.87         55.2500      12/2/08         493,200

Thomas M. St. Clair                  -0-           -0-(4)

Timothy R. Snider     Normal      15,000                       46.5313       9/2/08         128,250
                      Normal      40,000          5.11         55.2500      12/2/08         438,400

----------
(1) Normal options expire no later than the tenth anniversary of the date of grant, plus one day. If an employee retires on his normal retirement date, or retires early under any pension or retirement plan maintained by the Corporation or any subsidiary, or dies, his exercisable options terminate no later than the fifth anniversary of his retirement or death. If an optionee's employment terminates for any reason other than retirement or death, his exercisable options terminate no later than 30 days following the termination of his employment.

     Normal options generally become exercisable in three or four substantially equal annual installments beginning on the first anniversary of the date of grant or earlier as the Committee in its discretion may determine. The Committee may also approve provisions making installments exercisable (a) upon the employee's retirement, (b) six months from the date an option is granted if it is the result of a previous exercise in which pre-owned shares were used in payment of the exercise, and (c) as the Committee deems appropriate in a change of control of the Corporation but not later than two years after the employee ceases employment.

     Options include the right to receive reload options in the event the optionee exercises an option with already-owned shares. Reload options contain the same expiration dates and other terms as the options they replace except that they have an exercise price per share equal to the fair market value of a common share on the date the reload option is granted and become exercisable in full six months after they are granted. Reload options customarily include the right to receive additional reload options.

(2) Illustrates the total number of normal and reload options granted as a percent of the aggregate number of 1998 normal options (1,053,800 shares) and 1998 reload options (21,984 shares) granted to all employees.

(3) The hypothetical present value of the options at the date of grant was determined using a variation of the Black-Scholes option pricing model. The Black-Scholes model is a complicated mathematical formula which is widely used to value options traded on the stock exchanges. However, executive stock options differ from exchange-traded options in several key respects. Executive options are long-term, non-transferable and subject to vesting restrictions, whereas exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. The model used here is adapted to estimate the present value of an executive option and considers a number of factors, including the grant price of the option, the volatility of the Corporation's common shares, the dividend rate, the term of the option, the time it is expected to be outstanding and interest rates. The Black-Scholes values were derived using as assumptions the following financial factors which existed at or about the time that the options were granted: volatility of .2894, dividend yield of 2.98%, and interest rates of 4.368% for normal options and 5.420% for reload options. In view of the Corporation's historic exercise experience and the inherent motivation to exercise options early in their terms because of the reload option feature, normal options were assumed to be outstanding for three years at time of exercise and reload options for one year. No downward adjustments were made to the resulting grant-date option values to account for potential forfeiture or non-transferability of the options in question. Because the Black-Scholes model was not developed for executive options and requires the use of assumptions primarily based on conditions in effect at the time of grant (and not over the term of the option), it provides only a theoretical estimate of the value of these options.

(4)  Mr. St. Clair has announced his retirement effective June 1, 1999.

Reload option grants are part of the Corporation's overall program to increase the number of common shares owned by its executive officers and other key employees. Traditional option programs generally do not encourage optionees to exercise options prior to the end of their term or to hold the shares received upon such exercise. The Compensation and Management Development Committee adopted the reload option program, with shareholder approval, to encourage option exercises and stock retention by permitting an optionee to exercise an option with already-owned common shares and to be restored to the same economic opportunity available immediately prior to such exercise.

Under the reload program, an employee who exercises an option (the "Original Option") with already-owned shares prior to the end of the option term will receive an additional option (the "Reload Option") covering a number of shares equal to the number used to exercise the Original Option. The Reload Option will be exercisable, beginning six months after grant and continuing for the remaining term of the Original Option, at a price equal to the fair market value of the shares on the date the Original Option is exercised. As a result of the exercise of the Original Option with already-owned shares, the net number of common shares held by the employee will increase by the number of shares that has an aggregate market value equal to the "spread" on the option (the "spread" equals the aggregate market price of the option shares on the day of exercise less the aggregate exercise price). Thus, the number of shares covered by the Reload Option plus the number of additional shares received on the exercise of the Original Option will equal the number of shares covered by the Original Option. The program thereby serves to replace the opportunity for future appreciation that an optionee would otherwise lose by exercising an option using already-owned shares. In addition, by inducing option exercises and stock retention, the reload feature offers optionees the opportunity to receive dividends on a greater number of shares than would be the case without such a feature.

An employee will also benefit from the use of the reload feature if the market price of the underlying shares declines between the date he exercises the Original Option and the expiration date of that option. By encouraging an employee to exercise options with shares, the reload feature enables an employee to protect against a decline in the market price of the common shares without losing the potential benefit of a price increase.

AGGREGATED OPTION EXERCISES IN 1998 AND DECEMBER 31, 1998 OPTION VALUES

The following table provides information concerning options exercised in 1998 by the named executives and the options held by them at the end of 1998:

                                                                   Value of
                                                Number of         Unexercised
                                               Unexercised       In-the-Money
                       Shares                  Options at         Options at
                      Acquired                  12/31/98           12/31/98
                         on        $ Value    (Exercisable/      (Exercisable/
       Name          Exercise(1)  Realized    Unexercisable)   Unexercisable)(2)
       ----          -----------  --------    --------------   -----------------
Douglas C. Yearley         0            0     450,163/176,668   $     0/     0
J. Steven Whisler          0            0     199,325/127,001         0/     0
Manuel J. Iraola      10,764      222,744     114,580/ 76,334    23,600/     0
Thomas M. St. Clair        0            0     122,051/ 20,667         0/     0
Timothy R. Snider          0            0      32,047/ 66,468         0/62,813

----------
(1) Options for 10,764 were exercised by Mr. Iraola using shares already owned to pay the exercise price of the options exercised in 1998. The number of shares acquired upon exercise of these options in excess of the shares used to pay the exercise price and associated taxes was 1,842. He acquired reload options to purchase 7,414 shares.

(2) Value is based on the mean of the high and low prices of the common shares on the Consolidated Trading Tape on December 31, 1998 ($50.7188).

                      PENSION AND OTHER RETIREMENT BENEFITS

RETIREMENT PLANS

The following pension table shows the estimated aggregate annual benefits payable in the form of a straight life annuity commencing at age 65 under the Phelps Dodge Retirement Plan for Salaried Employees (the "Retirement Plan") as supplemented by the Phelps Dodge Corporation Supplemental Retirement Plan (the "Supplemental Retirement Plan") that make up amounts limited by the Internal Revenue Code (the "Code").

                              PENSION PLAN TABLE


 FINAL AVERAGE                  ESTIMATED ANNUAL BENEFITS FOR YEARS OF SERVICE INDICATED(c)
 COMPENSATION   -----------------------------------------------------------------------------------------
    (a)(b)         10         15         20         25         30         35          40           45
 ------------   --------   --------   --------   --------   --------   --------   ----------   ----------
   $  200,000   $ 29,965   $ 44,947   $ 59,929   $ 74,911   $ 89,894   $104,876   $  119,858   $  134,840
   $  300,000   $ 45,965   $ 68,947   $ 91,929   $114,911   $137,894   $160,876   $  183,858   $  206,840
   $  400,000   $ 61,965   $ 92,947   $123,929   $154,911   $185,894   $216,876   $  247,895   $  278,840
   $  500,000   $ 77,965   $116,947   $155,929   $194,911   $233,894   $272,876   $  311,858   $  350,840
   $  600,000   $ 93,965   $140,947   $187,929   $234,911   $281,894   $328,876   $  375,858   $  422,840
   $  700,000   $109,965   $164,947   $219,929   $274,911   $329,894   $384,876   $  439,858   $  494,840
   $  800,000   $125,965   $188,947   $251,929   $314,911   $377,894   $440,876   $  503,858   $  566,840
   $  900,000   $141,965   $212,947   $283,929   $354,911   $425,894   $496,876   $  567,858   $  638,840
   $1,000,000   $157,965   $236,947   $315,929   $394,911   $473,894   $552,876   $  631,858   $  710,840
   $1,100,000   $173,965   $260,947   $347,929   $434,911   $521,894   $608,876   $  695,858   $  782,840
   $1,200,000   $189,965   $284,947   $379,929   $474,911   $569,894   $664,876   $  759,858   $  854,840
   $1,300,000   $205,965   $308,947   $411,929   $514,911   $617,894   $720,876   $  823,858   $  926,840
   $1,400,000   $221,965   $332,947   $443,929   $554,911   $665,894   $776,876   $  887,858   $  998,840
   $1,500,000   $237,965   $356,947   $475,929   $594,911   $713,894   $832,876   $  951,858   $1,070,840
   $1,600,000   $253,965   $380,947   $507,929   $634,911   $761,894   $888,876   $1,015,858   $1,142,840
   $1,700,000   $269,965   $404,947   $539,929   $674,911   $809,894   $944,876   $1,079,858   $1,214,840

----------
(a) The Retirement Plan provides a member upon retirement at age 65 with a pension for life in a defined amount based upon final average salary and length of benefit service. Under the Retirement Plan, final average salary ("Final Average Salary") is the highest average annual base salary for any consecutive 36-month period plus the highest average annual incentive compensation for any consecutive 60-month period during a member's last 120 months of employment. Benefit service includes all periods of employment with the Corporation or its participating subsidiaries. Benefits under the Retirement Plan are subject to certain limitations under the Code, and to the extent the result of such limitations would be a benefit less than would otherwise be paid under such Plan, the difference is provided under the supplementary retirement provisions of the Supplemental Retirement Plan. The formula for determining benefits payable under the Retirement Plan takes into account estimated social security benefits payable. The amounts set forth in the table assume maximum social security benefits payable in 1998.

(b) Amounts of annual incentive compensation have been estimated based on the five-year average annual incentive compensation awarded to participating employees for 1994 through 1998. The actual amount of incentive compensation for an individual at any level of Final Average Salary could vary.

(c) The expected credited years of benefit service at normal retirement for the Corporation's five current named executive officers as of December 31, 1998 are as follows: Mr. Yearley, 41 years; Mr. Whisler, 43 years; Mr. Iraola, 30 years; Mr. St. Clair, 11 years; and Mr. Snider, 45 years. The years of service are based on normal retirement for all executive officers under the Retirement Plan and the applicable provisions of the Supplemental Retirement Plan.

                  SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

SEVERANCE AGREEMENTS WITH OUR EXECUTIVES

The Corporation has severance agreements with each of its five named executive officers under which the executive would receive a lump sum payment equal to his annual base salary in the event the Corporation terminates his employment, other than for cause or mandatory retirement, or the executive voluntarily terminates his employment because of material reductions in his salary or his position, duties and responsibilities. The terminated executive would also receive (i) outplacement services at a cost up to 15% of his base salary and (ii) the cost of continued coverage for a limited period under the Corporation's group health, life insurance and disability plans.

CHANGE OF CONTROL AGREEMENTS WITH OUR EXECUTIVES

The Corporation also has agreements with such executives under which each executive would receive, in the event he ceases to be employed by the Corporation within two years following a change of control of the Corporation (for a reason other than death, disability, willful misconduct, normal retirement or under certain circumstances a voluntary termination of employment by the executive), a lump sum equal to (i) three times the executive's highest base salary during that year and the prior two years plus (ii) three times the executive's average bonus paid under the Annual Incentive Compensation Plan for the two calendar years preceding the year in which the change of control occurs, less (iii) any severance payable under his Severance Agreement. The amount of such payments, when combined with any other payments that are contingent upon a change of control, may be capped at the maximum amount that can be paid without triggering an excise tax under the Internal Revenue Code. This "Cap" on payments does not apply if the amount of such payments, calculated without the Cap, is at least 20% more than the amount of such payments calculated with the Cap. If the payments are not subject to the Cap, the Corporation will provide the executive with a tax gross-up payment to reimburse the executive for any excise taxes as well as the presumed income taxes on the gross-up. The terminated executive would also receive the cost of continued coverage for a limited period under the Corporation's group health, life insurance and disability plans. Except under certain circumstances, these change of control agreements expire on December 31, 2002.

OTHER CHANGE OF CONTROL PROVISIONS

Although normal compensatory options granted by the Corporation generally become exercisable in three or four substantially equal annual installments beginning on the first anniversary of the date of grant, they also become exercisable in certain change of control situations. Specifically, such options are exercisable (but not earlier than six months from the date of grant) for a period of 30 days beginning on the date the Corporation's common shares are purchased pursuant to a third party tender offer or the Corporation's shareholders approve a merger or similar transaction which the Corporation will not survive as a publicly held corporation or, in the case of the five named executive officers and certain other employees, the date the employee ceases to be employed if he/she ceases to be employed within two years following a change of control.

The Supplemental Retirement Plan provides for the payment of unreduced benefits to employees who meet liberalized age and length of service requirements and whose employment is terminated by the Corporation or any of its subsidiaries within two years following a change of control of the Corporation. The Supplemental Retirement Plan also provides an additional 36 months of service credit to an executive who, due to his termination of employment within two years following a change of control of the Corporation, becomes entitled to receive payments under his change of control agreement with the Corporation. The Supplemental Savings Plan obligates the Corporation to transfer an amount equal to the deficiency in the assets of the Plan's trust fund, if any, prior to the day on which a change of control occurs.

                COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

THE COMMITTEE

The Committee is composed solely of directors who are not employees of the Corporation. It has periodically retained respected independent compensation consultants to advise and assist it in connection with various compensation matters.

CORPORATE GOALS

The Corporation's goal is to be the leader in each of the domestic and international mining and manufacturing activities in which it competes. It also seeks to achieve and sustain progressive increases in value for its shareholders, while balancing appropriately the short and long-term opportunities for the Corporation.

To meet these goals, the Corporation employs high caliber, dedicated senior managers who are well trained and results oriented. The Board of Directors established the Compensation and Management Development Committee to oversee the Corporation's compensation and management development programs and to ensure that these programs maximize the Corporation's ability to attract, retain and motivate employees to meet these stated objectives.

The Committee believes it can motivate senior managers participating in these programs by:

     * Emphasizing the relationship between pay and performance by rewarding managers who bring about solid achievement with regard to key business strategies and specific operational objectives and by increasing the relative amount of compensation at risk as management responsibilities increase.

     * Assuring that the elements of variable compensation are linked as directly as practicable to measurable financial, operational and other forms of performance.

     *    Encouraging stock ownership by executives.

     * Tying pay for performance as closely as possible to success in maximizing the value of the Corporation's stock over the long term.

ELEMENTS OF EXECUTIVE COMPENSATION

The executive officers are compensated by salaries, annual incentive awards and long-term incentive compensation, with the greatest emphasis on long term incentives in the form of stock options. Each element focuses on performance in a different but complementary way. Salaries focus on individual performance, competence and the Corporation's performance during the officer's tenure. Annual incentives relate to corporate, division and, where appropriate, unit and individual performance. Long-term incentive awards, which are paid in the form of stock options, and, from time to time, in restricted stock, create a long-term identity of interest with the shareholders based on the Corporation's performance and related growth of shareholder value.

The Committee believes that the Corporation competes for its executive talent primarily with similarly sized industrial companies located in the United States. Accordingly, where possible, the Committee compares the compensation for the top five executives, at least annually, to the compensation paid to executives holding similar positions at sixteen publicly held industrial corporations of an average size, measured by revenues and market capital, similar to that of the Corporation (referred to below as the "comparison group"). For other executives, comparisons to similar positions are based on a much larger group of companies of similar size to the Corporation measured by revenues. The Committee believes that the competitive data used is generally representative of the competitive level of compensation paid to executive officers in companies the size of Phelps Dodge. Thus, the companies used for comparison purposes in connection with the compensation paid to the Corporation's executive officers are different from the companies included in the peer group used in the performance graphs on pages 22 and 23 to compare shareholder returns.

EXECUTIVE SALARIES

Individual salaries for executive officers are established by the Committee to reflect the officer's performance and competence, existing general economic and industry conditions and the Corporation's performance during the executive officer's tenure. Generally, salary adjustments are targeted to move salaries to median levels over time for sustained and expected performance and competence. The salaries of executive officers who have performed exceptionally well over sustained periods of time may be adjusted to exceed median levels. Based on available information, the Committee believes salaries in 1998 for the executive officers were at or near the median when compared to employees in similar positions in the comparison group. The Committee determined that, although over the last decade Phelps Dodge stock has significantly outperformed the S&P Metals Mining index and the individual executives named in the Summary Compensation Table have sustained excellent individual performance, due to our current and projected low copper price environment, salaries for three of these executives should not be adjusted in 1999. However, salaries for the other two executives will be adjusted upward in 1999 to bring their salaries closer to the median.

ANNUAL INCENTIVES

The Annual Incentive Compensation Plan provides the executive officers and certain other officers and managers with compensation based on success in achieving annual corporate, division and, where appropriate, unit and individual goals. For each executive officer, a target award is determined approximating the 60th percentile of the annual incentive compensation paid by the comparison group to individuals holding comparable positions. Lower threshold awards and higher maximum awards are also established. Corporate goals are set using return on equity and net operating cash flow return on invested capital, both of which are fundamental indicators of the Corporation's performance. The goals are equally weighted and determine 70% of the CEO's and COO's total annual incentive compensation, and 60% and 15% of the corporate executives' and operation executives' awards, respectively. In 1998, the Corporation's performance with respect to return on equity was below the threshold goal. The Corporation's 1998 performance with respect to net operating cash flow return on invested capital was approximately midway between threshold and target goals. Based on these results and the Committee's evaluation of performance relative to individual and, where appropriate, division and unit goals, the Committee approved Annual Incentive Compensation awards for 1998 below the targeted amounts for four of the listed executives, and above the targeted amount for one of the listed executives, due to the above target performance of the PDI division.

LONG-TERM INCENTIVE COMPENSATION

The Committee uses stock options as the principal method of providing long-term incentive compensation primarily because employees benefit from options, if at all, only to the extent of increases in the value of the Corporation's common shares. To further the identity of interest with the shareholders, the executive officers are expected to acquire and own significant numbers of the Corporation's shares.

The Committee has determined that to focus the executives' attention to an appropriate extent on the long-term growth of shareholder value, the targeted compensation levels with respect to the present value of stock options should be approximately midway between the fiftieth and seventy-fifth percentiles of the long-term incentive awards made to executives holding similar positions in the comparison group. Adjustments are made from these levels based on the performance, career potential, critical skills and prior grant history of the executive officer. Of the stock options granted to executive officers in 1998, three approximated targeted levels and one was below the targeted level. All of the option grants for 1998 were approved by the Committee.

GRANTS OF RESTRICTED STOCK

The Committee also made grants of restricted stock to a limited number of other employees under the Corporation's Stock Option and Restricted Stock Plan. No grants were made to the executives named in the Summary Compensation Table. The principal purpose of these grants was to retain the services of key executive and skilled personnel through a means that also provides a meaningful economic incentive to increase the value of the Corporation's common shares. The size of each award was determined based on the Committee's subjective determination of the recipient's expected contribution to the Corporation over the stated vesting period, the significance of the recipient's position with the Corporation and the importance of maintaining continuity of management and critical skills in the recipient's function.

STOCK OWNERSHIP GUIDELINES

To underscore the connection between the interests of management and stockholders, the Corporation, several years ago, established informal stock ownership guidelines for its executive officers. In 1996, the Corporation formalized this program and established stock ownership targets for officers of the Corporation who hold the position of Vice President and above and certain senior executives within the Phelps Dodge Mining Company and Phelps Dodge Industries divisions. The targets are expressed in terms of the value of the Corporation's common shares held by the executive as a multiple of salary grade midpoint. The targets range from one and one-half times salary midpoint up to five times salary midpoint for the CEO. Many Vice Presidents and other executives already hold a substantial amount of common shares, but those who do not hold sufficient shares have five years from the date they became subject to the ownership requirements to reach their personal ownership targets.

TAX CODE ISSUES

Section 162(m) of the Internal Revenue Code generally places a one million dollar per person limit on the deduction a publicly-held corporation may take for compensation paid to its chief executive officer and its four other highest compensated "covered employees," excluding for this purpose deferred compensation and, in general, compensation constituting "performance-based" compensation. In 1998, the Corporation obtained shareholder approval for the 1998 Stock Option and Restricted Stock Plan which continues to exclude compensation from stock options from the $1 million deductibility limit. Other elements of the compensation payable to executive officers, such as salary, annual incentive compensation and restricted stock, are not excludable from such limit. Mr. Yearley deferred $240,000 of his salary in 1998.

However, as a result of the Corporation's strong performance in 1997 and the related above target incentive compensation award received by Mr. Yearley in 1998, his compensation subject to Section 162(m) exceeded one million dollars. This resulted in the loss of a Federal income tax deduction with respect to approximately $624,845 of his compensation. In 1998, Mr. Iraola became vested in 5,000 shares of restricted stock awarded to him in 1993, which resulted in an additional $283,437 in taxable income. Therefore, his compensation subject to
Section 162(m) also exceeded one million dollars. This resulted in the loss of a Federal income tax deduction with respect to approximately $41,132 of his compensation.

CEO COMPENSATION

Douglas C. Yearley, the Chief Executive Officer of the Corporation, received a base salary of $800,000 in 1998, an Annual Incentive Compensation Plan award of $440,000 for 1998 performance compared to stated corporate and individual performance goals, and a compensatory option grant in 1998 to purchase 100,000 common shares.

The first 70% of Mr. Yearley's Annual Incentive Compensation Plan award was equally determined on the basis of the Corporation's actual return on equity and net operating cash flow return on invested capital as compared to goals set at the beginning of the year. The Corporation's performance was below threshold goal for return on equity and approximately midway between threshold and target for net operating cash flow return on invested capital. The remaining 30% of Mr. Yearley's award was based on the Committee's subjective evaluation of his performance with regard to individual goals pertaining to managing through the downturn in the copper market, strategic initiatives, and completing the next steps in the organization transition. Based on its judgment as to Mr. Yearley's performance in these respects, the Committee made an above target award to him as to this part of his incentive compensation. Mr. Yearley's compensatory stock option grant, which was below the targeted level but larger than his 1997 grant, was based on the policy discussed above.

The Committee believes that Mr. Yearley's 1998 salary was at or near the 1998 median paid by comparable companies to their CEOs.

CONCLUSION

The Committee will continue to evaluate the Corporation's compensation programs to best enable the Corporation to employ and motivate high caliber, dedicated people. Such employees, properly motivated, are believed to be key to achievement of the Corporation's goal to be the international leader in the mining and manufacturing activities in which it competes and the related enhancement of shareholder value over the long term.

                            THE COMPENSATION AND MANAGEMENT
                            DEVELOPMENT COMMITTEE

                            Southwood J. Morcott, Chairman

                            Robert N. Burt

                            Paul W. Douglas

                            Paul Hazen

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
               AMONG PHELPS DODGE CORPORATION, THE S & P 500 INDEX
                        AND THE S & P METALS MINING INDEX


                                      Cumulative Total Return
                     ----------------------------------------------------------
                     12/31/93  12/31/94  12/31/95  12/31/96  12/31/97  12/31/98
Phelps Dodge Corp.     100        131      136       151        143       121
S & P 500              100        101      139       171        229       294
S & P METALS MINING    100        117      129       132         89        64


* The chart above reflects $100 invested at 12/31/93 in Phelps Dodge common stock, the S&P 500, and in a peer group represented by the S&P Metals Mining index, comprised of Phelps Dodge, ASARCO Incorporated, Cyprus Amax Minerals Co., Freeport-McMoRan Copper & Gold Inc., and Inco Ltd.

                 COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN*
               AMONG PHELPS DODGE CORPORATION, THE S & P 500 INDEX
                        AND THE S & P METALS MINING INDEX


                                   Cumulative Total Return
                     ------------------------------------------------
                     12/31/88  12/31/89  12/31/90  12/31/91  12/31/92

Phelps Dodge Corp.     100       136       137       170       255
S & P 500              100       132       128       166       179
S & P METALS MINING    100       115       109       123       132

                     ----------------------------------------------------------
                     12/31/93  12/31/94  12/31/95  12/31/96  12/31/97  12/31/98

Phelps Dodge Corp.     265       347       360       402       381      322
S & P 500              197       200       275       338       451      580
S & P METALS MINING    147       172       190       194       131       94

* The chart above reflects $100 invested at 12/31/88 in Phelps Dodge common stock, the S&P 500, and in a peer group represented by the S&P Metals Mining index, comprised of Phelps Dodge, ASARCO Incorporated, Cyprus Amax Minerals Co., Freeport-McMoRan Copper & Gold Inc., and Inco Ltd. This 10-year graph illustrates the relative stock performances over a period that more closely represents the longer business cycle generally associated with the industry of the Corporation and is especially meaningful because the business focus and growth strategies of the Corporation have been and continue to be long term.

2. RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

On the recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP as independent accountants for the Corporation for the year 1999.

PricewaterhouseCoopers LLP or a predecessor firm has been the independent accountants for the Corporation since 1915. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if he so desires and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS.

                                 OTHER BUSINESS

The Board of Directors is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

                                VOTING PROCEDURES

All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Corporation at or prior to the annual meeting, will be voted at the meeting in accordance with any instructions specified on such proxy. Where no instruction is specified, the shares may be voted according to the printed instructions on the proxy.

It is the policy of the Corporation that, except under limited circumstances, each shareholder proxy card, ballot and voting tabulation that identifies any shareholder will be kept confidential and that the receipt and tabulation of such votes will be conducted by independent third parties, including the Corporation's transfer agent and its proxy solicitation firm, and not by employees of the Corporation.

The cost of soliciting proxies for the meeting will be borne by the Corporation. The Corporation has retained Morrow & Co., Inc., 445 Park Avenue, New York, NY 10022 to assist in soliciting proxies for a fee estimated at $12,500 plus reasonable expenses. Morrow & Co., Inc. and some officers and other employees of the Corporation may solicit proxies in person and by telephone or otherwise. The Corporation may also reimburse brokers and others who are record holders of the Corporation's shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

                               PROPOSALS FOR 2000

The Corporation will review for inclusion in next year's proxy statement shareholder proposals received by December 3, 1999. Proposals should be sent to the Secretary of the Corporation, 2600 North Central Avenue, Phoenix, Arizona 85004-3014.

Shareholder proposals not included in next year's proxy statement may be brought before the May 3, 2000 annual meeting of shareholders by a shareholder of the Corporation who is entitled to vote at the meeting, who has given a written notice to the Secretary of the Corporation containing certain information specified in the by-laws and who was a shareholder of record at the time such notice was given. Such notice must be delivered or mailed and received at the address in the preceding paragraph no earlier than February 3, 2000 and no later than March 3, 2000.

If a shareholder notifies the Corporation after February 15, 2000 of an intention to present a proposal at the Corporation's May 3, 2000 annual meeting (and for any reason the proposal is voted on at such meeting), the Corporation's proxy holders will have the right to exercise discretionary voting authority with respect to such proposal.

                             ANNUAL REPORT FOR 1998

The annual report of the Corporation for the year 1998, including financial statements, is being furnished concurrently with this proxy statement to persons who were shareholders of record as of March 17, 1999, the record date for the annual meeting. The annual report does not form part of the material for the solicitation of proxies.

                                By order of the Board of Directors,
                                          Robert C. Swan
                                   Vice President and Secretary

Phoenix, Arizona
April 1, 1999

                                     PROXY

                            PHELPS DODGE CORPORATION

    SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PHELPS DODGE CORPORATION


     The undersigned shareholder of PHELPS DODGE CORPORATION hereby appoints MANUEL J. IRAOLA, MARIE L. KNOWLES and DOUGLAS C. YEARLEY, or any of them, proxies of the undersigned, each with power of substitution, at the annual meeting of shareholders of the Corporation to be held at the Arizona Biltmore Hotel, 24th Street and Missouri Avenue, Phoenix, Arizona, on Wednesday, May 5, 1999 at 11:30 a.m., and at any adjournments thereof, to vote all Common Shares of the Corporation held or owned by the undersigned, including any which may be held for the undersigned's account under the Phelps Dodge Corporation Common Stock Investor Services Program administered by The Chase Manhattan Bank.
     For those participants who hold accounts with Common Shares through the Phelps Dodge Employee Savings Plan and/or The Phelps Dodge Corporation Supplemental Savings Plan: The undersigned instructs the UMB Bank, N.A. as Trustee for the Plans, to vote all shares or fractions of shares credited to the undersigned's account as of the latest available processing date on or before May 5, 1999, as directed on the reverse side of this proxy. Those shares for which no directions are received will be voted by the Trustee in its sole discretion.
                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY
--------------------------------------------------------------------------------

                                                                                      Please mark
                                                                                      your votes as [X]
                                                                                      indicated in
                                                                                      this example
                         FOR  WITHHELD
                         ALL  FOR ALL                            FOR  AGAINST ABSTAIN
PROPOSAL 1: Election of  [ ]    [ ]    PROPOSAL 3: Ratification  [ ]    [ ]     [ ]   The Board of Directors
Directors for the term                 of Independent Public                          recommends you vote
specified in the proxy                 Accountants                                    FOR MANAGEMENT
Statement:                                                                            PROPOSALS 1 AND 2

01 A. Dunham                                                                          The proxies are
02 W. Franke                                                                          instructed to vote as
03 S. Morcott                                                                         directed above, and in
04 J. Whisler                                                                         their discretion on all
                                                                                      other matters. Where no
WITHHELD FOR: (Write                                                                  direction is specified,
name(s) of nominee(s)                                                                 this proxy will be
below).                                                                               voted FOR Management
 ________________________                                                             Proposals 1 and 2
 ________________________                                                             as recommended by the
                                                                                      Board of Directors

Signature(s)______________________________________________________ Date_________________________
NOTE: Please sign name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                            ^ FOLD AND DETACH HERE ^
             PLEASE FOLD AND DETACH HERE AND READ THE REVERSE SIDE

                     HELP US SAVE MONEY - VOTE BY TELEPHONE
      IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW

Have your proxy in hand. Decide how you wish to vote.

* On a Touch Tone Telephone call Toll Free 1-800-840-1208 24 hours per day - 7 days a week.
*   You will be asked to enter a Personal Identification number

OPTION #1 To vote as the Board of Directors recommends on ALL proposals: Press 1 now. If you wish to vote on each proposal separately, press 0 now.

When you Press 1, your vote will be confirmed and cast as you directed. END OF CALL

OPTION #2 If you selected to vote on each proposal separately, you will hear these instructions

Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9; To WITHHOLD FOR AN INDIVIDUAL nominee, press 0. Please make your selection now.

To withhold for individual nominees please enter the two digit number that appears next to the nominee you DO NOT wish to vote for. Once you have completed voting for Directors, press 0.

Proposal 2: You may make your selection any time: To vote for, press 1; Against press 9; Abstain press 0.

Your vote selection will be repeated and you will have an opportunity to confirm it.

Please do not return the above proxy card if you voted by phone.
Thank you for voting.

                            PHELPS DODGE CORPORATION

   SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PHELPS DODGE CORPORATION

     The undersigned shareholder of PHELPS DODGE CORPORATION hereby appoints MANUEL J. IRAOLA, MARIE L. KNOWLES and DOUGLAS C. YEARLEY, or any of them, proxies of the undersigned, each with power of substitution, at the annual meeting of shareholders of the Corporation to be held at the Arizona Biltmore Hotel, 24th Street and Missouri Avenue, Phoenix, Arizona, on Wednesday, May 5, 1999 at 11:30 a.m., and at any adjournments thereof, to vote all Common Shares of the Corporation held or owned by the undersigned, including any which may be held for the undersigned's account under the Chase Mellon Shareholder Services Investor Services Program for Phelps Dodge Common Shares administered by The Chase Manhattan Bank.
THE PROXIES ARE INSTRUCTED TO VOTE AS DIRECTED BELOW, AND IN THEIR DISCRETION ON ALL OTHER MATTERS. WHERE NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED FOR MANAGEMENT PROPOSALS 1 AND 2 AS RECOMMENDED BY THE BOARD OF DIRECTORS. MANAGEMENT PROPOSALS:
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR MANAGEMENT PROPOSALS 1 AND 2

Proposal 1: Election of Directors for the respective terms specified in the Proxy Statement; Messrs. Dunham, Franke, Morcott and Whisler.

FOR all          WITHHELD           WITHHELD for the following only
nominees     for all nominees     (write name(s) of nominee(s) below)
 [ ]               [ ]            ___________________________________

                           PLEASE SIGN ON REVERSE SIDE
                               AND RETURN PROMPTLY

                                      PROXY

Proposal 2: Ratification of Independent Public Accountants
                                                 FOR [ ] AGAINST [ ] ABSTAIN [ ]


                                          Dated: _______________________________
                                          Signature ____________________________
                                          Signature ____________________________

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.